Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned firm of Independent Petroleum Engineers, of Denver, Colorado, United States, hereby consent to the incorporation by reference into this Amendment No. 1 to the registration statement of the Firm’s reserves report and to all references to our Firm in-Amendment No. 1 to the registration statement.

Ryder Scott Company

/s/ Ryder Scott Company

November 4, 2011